ASSET PURCHASE AGREEMENT

AGREEMENT AND PLAN OF REORGANIZATION, dated this 4th day of October, 2000 (the "Agreement"), among EConnect, Inc., a Nevada corporation with offices located at 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA 90731 (hereinafter "EConnect"); and Broadband Video, Inc., a California corporation withoffices located at 4839 E. Sunnyside Drive, Scottsdale, AZ 85254 (hereinafter "Broadband Video").

WITNESSETH:

WHEREAS EConnect and Broadband Video desire, pursuant to this Agreement, to exchange all of the Assets of Broadband Video (as hereinafter defined) solely for the Common Stock of EConnect upon the terms and conditions hereinafter set forth and for the purpose of carrying out a tax free exchange within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"),

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Plan of Reorganization. Broadband Video agrees to sell all of the Assets of Broadband Video to EConnect solely in exchange for Six Million (6,000,000) free trading shares of Common Stock of EConnect as provided for herein.

Description of the Assets. The Assets consist 100% of all right, title and interest of Broadband Video in and to Zoom-TV software technology.

The Common Stock.  Econnect agrees to immediately deliver
400,000 of free trading common stock to the shareholders of the Broadband Video within one week after shareholders meeting is held, 80,000 shares in the name of Anthony E. DePrima, 80,000 shares in the name of C & P Development Corp., and 240,000shares in the name of Richard Gnant, all of which shares shall be non-refundable, and the balance of the sahres of stock at the at the Closing shall be Nine Million Six Hundred Thousand (9,600,000) shares of stock shall be delivered at Closing to Arizona Escrows, 3700 N.
24th Street, Phoenix, AZ 85016, who shall act as Escrow Agent and hold the shares of stock and deliver the shares of stock to the shareholders of Broadband Video named below.

Closing. The closing of the sale and acquisition of the Assets in exchange for the Common Stock (the "Closing") shall take place at 10:00 AM. local time one week after share holders meeting is held or at such other time as the parties may mutually agree. In event the Closing shall not occur as a result of the fault of EConnect, EConnect agrees to pay the shareholders of Broadband Video liquidated damages in an amount equal to immediate delivery of One Million Six Hundred Thousand (1,600,000) additional free trading shares and One Million warrants for purchase of free trading shares priced at the lower exercisable price of the following, either $1.00 per share or the exercise price equal to 25% below the average 5-day trading price, 5 business prior to one week after shareholders meeting is held. The term for exercising the warrants will be one year from date of issue.
The shares of EConnect common stock are to be issued in the same proportion and ratio of shares as provided in paragraph 5 of this Agreement.

5. Exchange of the Assets for the Common Stock. Two days before the Closing Date Broadband Video shall deliver to the Escrow Agent a duly executed and notarized bill of sale transferring the Assets to EConnect, and EConnect shall deliver to the Escrow Agent three certificates of stock, One Million Nine Hundred Twenty Thousand
(1,920,000) shares in the name of Anthony E. DePrima, 6991 E.
Camelback Road, Suite B-305, Scottsdale, AZ 85251, One  Million
Nine Hundred Twenty Thousand (1,920,000) shares in the name of C
& P Development Corp. 2222 Foothill Bulvd., Suite 323, La
Canada, CA 91011, and Five Million Seven Hundred Sixty Thousand
(5,760,000) shares in the name of Richard Gnant, 4839 E.
Sunnyside Drive, Scottsdale, AZ 85254, all such persons being the sole and only shareholders of Broadband Video. Upon the Closing the Escrow Agent shall deliver the shares of stock to the persons entitled to receive them and the bill of sale transferring Zoom-TV to EConnect.

6. Tax-Free Exchange. Each party hereto intends that the transaction embodied by this Agreement shall be and shall qualify, as a reorganization and a tax-free exchange under Section 368(a)(1)(C) of the Code; and in furtherance thereof, each party hereby agrees not to take any action which would impair the treatment of the exchange as a tax-free reorganization for tax purposes. However, the inability to consummate the transaction on a tax free basis will not affect the validity or enforceability of this Agreement.

7. Expenses. Each party shall pay its own costs and expenses incurred by it in conjunction with this transactions.

8. Entire Agreement. Each of the parties hereto, covenants that this Agreement is intended to and does contain and embody herein all of the understandings and agreements, both written and oral, of the parties hereby with respect to the subject matter of this Agreement and that there exists no oral agreement or understanding express or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, impaired or affected.

9. Governing Law. This Agreement shall be governed by and interpreted under and construed in all respects in accordance with the laws of the State of California, irrespective of the place of domicile or residence of any party.

10. Originals. This Agreement may be executed in counterparts each of which so executed shall be deemed an original and constitute one and the same agreement.

Notices. Any notice required or contemplated by this Agreement shall be deemed sufficiently given when served in person, or by registered or certified mail, postage prepaid and addressed, with return receipt requested the party entitled to the notice at their address provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year as first above written.

EConnect, Inc.                           Broadband Video, Inc.


By: /s/  Thomas S. Hughes                By: /s/  Richard Gnant
Thomas S. Hughes, Chairman & CEO         Richard Gnant, President

                 AMENDMENT TO ASSET PURCHASE AGREEMENT

The Asset Purchase Agreement entered into between Econnect,
Inc. (hereinafter "Econnect") and Broadband Video, Inc.
(hereinafter "Broadband Video) dated October 4, 2000, is amended to provide as follows:

Paragraph "1. The Plan of Reorganization" is amended to provide for Ten Million (10,000,000) shares of 144 shares of common stock and Three Million (3,000,000) warrants to buy Three Million (3,000,000) shares of Econnect common stock for $1.00 per share, which warrants must be all exercised by 5:00 pm December 31, 2001.

Paragraph "3. The Common Stock" is amended to provide for the delivery of the shares of stock and the warrants directly to the shareholders of Broadband Video in the same ratio of ownership upon Closing.

Paragraph "4. Closing" shall take place upon the next filing for registration of stock by Econnect (SB-2) which shall take place on or before December 1,2000. Econnect agrees to register the shares of stock and warrAnts for purchase of shares in such registration (SB-2) which shares of stock and warrants shall all become free trading shares upon approval of the SB-2 by the SEC.

Paragraph "5. Exchange of the Assets for the Common Stock" is amended to provide for delivery by source code to the Zoom-TV technology and Bill of Sale by Broadband Video to Econnect when the Ten Million (10,000,000) shares of stock and the Warrants shall become free trading and unrestricted shares and warrants without any restrictive legend.

In Witness Whereof the parties have executed this Amendment To
Asset Purchase Agreement the day and year set forth above.

EConnect, Inc.                                Broadband Video, Inc.


By: /s/  Thomas S. Hughes                     By: /s/  Richard Gnant
Thomas S. Hughes, Chairman & CEO              Richard Gnant, President